Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James D. Pawlak	Lynne Franklin
Vice President, Chief Financial Officer	Wordsmith
847-439-2210	847-729-5716

Material Sciences Announces Higher Revenues and Profit

in Latest Three and Six Month Periods

•	Strong Automotive Builds Boost Revenues—Despite the Sale of Certain Coil Coating Assets

•	Higher Gross Profit and Lower SG&A Lead to Second-straight Quarter of Profitability

•	Financial Condition Remains Healthy: Excellent Cash Position, Strong Cash Flows from Operations

•	Stock Now Trades on the NASDAQ Capital Market

ELK GROVE VILLAGE, IL, October 7, 2010—Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today announced stronger performance for its second quarter and six months ended August 31, 2010.

Net sales for the latest quarter improved 6.4 percent to $33.1 million compared to $31.1 million for the same period last year. Net income for the second quarter was $3.9 million, or 31 cents per common share, compared with a net loss of $3.6 million, equal to 28 cents per common share, for the year-ago period.

Improvements in All Key Performance Metrics Drove Strong Results

“A 117.9 percent increase in gross profit; a 26.9 percent decrease in selling, general and administrative expenses; and a $7.6 million improvement in net income were all achieved on 6.4 percent higher sales for the second quarter when compared to the prior year period,” said Clifford D. Nastas, chief executive officer. “While we recorded a $1.9 million gain from selling certain coil coating assets, most of the improvements came from following our plan for growth. We sold non-strategic assets, reduced the size of our operations to reflect current market opportunities, increased efficiencies at facilities around the world, introduced new products, and expanded our penetration of markets outside North America. Fortunately, the benefits from these actions were accelerated in the second quarter by a stronger automotive industry.”

Second Quarter Sales, Net Income Growth Led by Acoustical Materials

Sales of acoustical materials—most often to automotive manufacturers—grew 31.4 percent to $18.4 million from $14.0 million for last year’s second quarter. Higher North American automotive builds led to greater demand for body panel laminate, original equipment brakes and engine sales.

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Material Sciences Announces Higher Reveneus and Profit in Latest Three and Six Month Periods

Revenues for coated materials—primarily used in the automotive industry—were $14.7 million in contrast to $17.1 million in last year’s second quarter. The sale of certain coil coating assets in April 2010 accounted for a $6.5 million reduction in revenue for the quarter. However, this was partially offset by greater demand for electrogalvanized and gasket products.

Gross profit increased 117.9 percent to $6.6 million for the latest quarter, up from $3.0 million during the prior year period. This created a gross profit margin of 19.9 percent compared to 9.7 percent in the prior year’s quarter. The $3.6 million increase resulted from higher revenue, a higher margin product mix, stronger capacity utilization and improvements in quality and secondary scrap sales.

Selling, general and administrative expenses (SG&A) decreased 26.9 percent, to $5.0 million compared with $6.8 million for the second quarter of fiscal 2010. As a percentage of sales, SG&A in the latest quarter was 15.0 percent compared to 21.8 percent in the prior year quarter. This positive change reflected lower salary and people-related costs (from restructurings in fiscal 2010 and fiscal 2011), and reduced professional fees and product development costs.

Second quarter income from operations was $3.5 million compared with a net loss of $3.8 million during the prior year quarter. The provision for income taxes was a $0.01 million benefit for the second quarter compared to a $0.1 million expense during the year ago period. Net income was $3.9 million, or 31 cents per common share, up from a net loss of $3.6 million, equal to 28 cents per common share during the prior year quarter.

Stronger First-half Results

For the first six months of fiscal 2011, net sales grew 20.1 percent to $75.6 million from $62.9 million for the year-ago period. The increase in sales was due to a 36.2 percent rise in acoustical materials sales and a 6.1 percent improvement in coated materials sales, despite coil coating sales being down $7.8 million due to the April 2010 asset sale. Gross profit was $16.1 million or 21.3 percent of sales, compared to $5.5 million or 8.7 percent of sales in last year’s first half. SG&A of $10.3 million this year was down 23.8 percent compared with $13.4 million in the prior-year period, or a $3.1 million reduction. Other income for the latest six-month period was $0.6 million in contrast with $0.4 million during the prior year period. Net income was $7.9 million or 62 cents per common share during the first six months of fiscal 2011, compared to last year’s loss of $7.7 million, equal to 58 cents per common share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first six months of fiscal 2011 totaled $11.3 million. This included net income of $7.9 million; plus provision for taxes of $0.3 million; less interest income of zero; plus depreciation of $3.1 million. A number of items related to the sale of certain coil coating assets affected net income in the first half of fiscal 2011, including, a gain on the sale of assets of $6.6 million, real property impairment expense of $3.7 million, restructuring expense for severance of $1.1 million and one-time facility shutdown- related costs of $1.0 million.

Management believes that EBITDA is an important metric used by investors and analysts when reviewing the Company’s historical results. However, it should not be considered as an alternative to net income or operating income as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

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Material Sciences Announces Higher Reveneus and Profit in Latest Three and Six Month Periods

Solid Financial Condition

For the first half of fiscal 2011, net cash provided by operating activities was $6.9 million compared to $5.1 million in the prior year period. The increase was primarily due to higher net income and a lower balance of accounts receivables. This was partially offset by a lower improvement in fiscal 2011 inventory levels when compared to the same period of fiscal 2010, a use of cash from accounts payable in fiscal 2011 when compared to the prior year period and higher tax refunds in fiscal 2010. Material Sciences generated $15.0 million of net cash from investing activities, reflecting the sale of certain coil coating assets at Middletown, Ohio, and Elk Grove Village, Illinois; and the collection of a note receivable in advance of the scheduled payment date. The Company invested $0.8 million in capital improvements for the first six months of fiscal 2011 compared with $0.5 million in the prior year period.

On August 31, 2010, cash on hand reached $34.8 million, up significantly from $12.9 million at February 28, 2010.

Conference Call

Material Sciences will host a conference call to share the results of its second quarter fiscal 2011 results today at 9:00 a.m. Central Time. CEO Clifford D. Nastas and James D. Pawlak, vice president and chief financial officer, will discuss the company’s financial performance and answer questions from the financial community.

Interested investors are invited to listen to the presentation, which will be carried live on the Company’s Web site: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

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Material Sciences Announces Higher Reveneus and Profit in Latest Three and Six Month Periods

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. Material Sciences cautions readers that the following factors could cause its actual outcomes and results to differ materially from those stated or implied here: Changes in the business environment—including the transportation, building and construction, electronics and durable goods industries; competitive factors—including domestic and foreign competition for both acoustical and coated applications, pricing acceptance, union activity, as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and new product introductions; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as their availability; the loss, or changes in the operations, financial condition, or results of operations, including the bankruptcy or potential bankruptcy of one or more of the Company’s significant customers; Material Sciences’ ability to effectively manage its business objectives including the ability to retain key personnel and maintain good labor relations with its unions; overcapacity in its industries; shifts in the supply model for its products; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; access to credit, which may be limited under its asset-based credit agreement; the Company’s ability to utilize net operating loss carry-forwards; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2010, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

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Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended August 31,		Six Months Ended August 31,
(In thousands, except per share data)	2010	2009	2010	2009

Net Sales	$33,121	$31,116	$75,588	$62,943
Cost of Sales	26,532	28,092	59,516	57,453

Gross Profit	6,589	3,024	16,072	5,490
Selling, General and Administrative Expenses	4,968	6,794	10,254	13,449
Asset Impairment Charges	—	—	3,720	—
Gain on Sale of Assets	(1,912)	—	(6,639)	—
Restructuring	—	—	1,145	—

Income (Loss) from Operations	3,533	(3,770)	7,592	(7,959)

Other Income, Net:
Interest Income, Net	16	72	41	143
Equity in Results of Joint Venture	102	130	208	166
Other, Net	272	43	391	86

Total Other Income, Net	390	245	640	395

Income (Loss) from Operations Before Provision (Benefit) for Income Taxes	3,923	(3,525)	8,232	(7,564)
Provision (Benefit) for Income Taxes	(14)	98	288	116

Net Income (Loss)	$3,937	$(3,623)	$7,944	$(7,680)

Basic Net Income (Loss) Per Share	$0.31	$(0.28)	$0.62	$(0.58)

Diluted Net Income (Loss) Per Share	$0.30	$(0.28)	$0.61	$(0.58)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	12,906	13,000	12,906	13,173
Dilutive Shares	52	—	24	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	12,958	13,000	12,930	13,173

Outstanding Common Stock Options Having No Dilutive Effect	257	472	261	472

Condensed Consolidated Balance Sheets (Unaudited)

Material Sciences Corporation and Subsidiaries

(In thousands)	August 31, 2010	February 28, 2010

Assets:
Current Assets:
Cash and Cash Equivalents	$34,751	$12,866
Receivables, Less Reserves of $607 and $716, Respectively	18,275	22,399
Income Taxes Receivable	189	604
Prepaid Expenses	869	484
Inventories	17,468	19,862
Assets Held for Sale	—	2,916

Total Current Assets	71,552	59,131

Property, Plant and Equipment	116,608	171,993
Accumulated Depreciation	(86,239)	(130,855)

Net Property, Plant and Equipment	30,369	41,138

Other Assets:
Investment in Joint Venture	3,478	3,127
Other	168	654

Total Other Assets	3,646	3,781

Total Assets	$105,567	$104,050

Liabilities:
Current Liabilities:
Accounts Payable	$12,803	$16,935
Accrued Payroll Related Expenses	3,041	4,232
Accrued Expenses	5,804	6,391

Total Current Liabilities	21,648	27,558

Long-Term Liabilities:
Pension and Postretirement Liabilities	10,191	10,775
Other	2,935	3,037

Total Long-Term Liabilities	13,126	13,812

Commitments and Contingencies	—	—

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	380	380
Additional Paid-In Capital	79,904	79,784
Treasury Stock at Cost	(56,774)	(56,774)
Retained Earnings	51,485	43,541
Accumulated Other Comprehensive Income	(4,202)	(4,251)

Total Shareowners’ Equity	70,793	62,680

Total Liabilities and Shareowners’ Equity	$105,567	$104,050

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Six Months Ended August 31,
(In thousands)	2010	2009

Cash Flows From:
Operating Activities:
Net Income (Loss)	$7,944	$(7,680)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Gain on Sale of Fixed Assets	(6,639)	—
Non-Cash Loss on Impairment of Fixed Assets	3,720	—
Depreciation, Amortization and Accretion	3,123	4,414
Compensatory Effect of Stock Plans	105	119
Loss on Derivative Instruments	—	33
Other, Net	(103)	(365)
Changes in Assets and Liabilities:
Receivables	2,260	(1,982)
Income Taxes Receivable	415	1,699
Prepaid Expenses	(388)	(560)
Inventories	2,239	6,488
Accounts Payable	(3,714)	4,176
Accrued Expenses	(1,648)	(1,539)
Other, Net	(401)	310

Net Cash Provided by Operating Activities	6,913	5,113

Investing Activities:
Capital Expenditures	(834)	(535)
Proceeds from Sale of Assets	14,089	—
Proceeds from Note Receivable	1,732	944

Net Cash Provided by Investing Activities	14,987	409

Financing Activities:
Purchases of Treasury Stock	—	(628)
Issuance of Common Stock	15	3

Net Cash Used in Financing Activities	15	(625)

Effect of Exchange Rate Changes on Cash	(30)	86

Net Increase in Cash	21,885	4,983
Cash and Cash Equivalents at Beginning of Period	12,866	10,664

Cash and Cash Equivalents at End of Period	$34,751	$15,647

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$161	$81

Supplemental Cash Flow Disclosures:
Interest Paid	$22	$26
Income Taxes Paid	$162	$370
Income Taxes Refunded	$(303)	$(1,902)